Exhibit 99.1

Mace Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2010

HORSHAM, Pa.--(BUSINESS WIRE)--March 30, 2011--Mace Security International, Inc. ("Mace" or the “Company”) (OTCQB: MACE) today announced financial results for the fourth quarter and year ended December 31, 2010.

2010 Fourth Quarter Highlights

  Mace’s Board of Directors approved a plan to conduct a rights offering to purchase shares of the Company’s common stock to finance its growth in the security industry.
  Mace signed a plea agreement with the United States Attorney to settle its environmental law violations with the state of Vermont agreeing to pay a fine of $100,000.
  Mace paid all amounts due to the Company’s former CEO under the previously announced settlement agreement and all legal actions between the former CEO and Company have been dismissed and mutual release became effective.
  Mace completed the sale of its non-core business, Linkstar Corporation, the e-commerce division of its digital media marketing operation.
  Mace launched Mace Easy Watch™, a new line of RJ11e connected security video observation products and Mace DIY Security™, a new line of security video camera surveillance and recording system kits for do-it-yourself consumers.
  Mace announced its membership in the Physical Security Interoperability Alliance, “PSIA”, a global consortium of physical security thought-leaders focused on promoting the interoperability of IP-enabled devices.

Dennis Raefield, President and CEO of Mace, stated, “2010 presented a year of focus for the Company. We settled the arbitration proceedings with our former CEO, entered a plea agreement to settle our Vermont environmental matter, continued realizing savings in SG&A expenses as a result of the cost savings initiatives we put into place in 2008, sold our troubled Linkstar business unit, and nearly completed the divestitures of our car wash businesses. We remain optimistic about the future of our core security businesses and we believe the management team can now focus on revenue growth and profitability.”

Financial Results, Fourth Quarter of 2010 Compared to Fourth Quarter of 2009

Total revenues for the fourth quarter ended December 31, 2010 were $5.0 million, as compared to $5.1 million for the same period in 2009. Overall, revenues remained consistent in 2010, with an increase noted in our personal defense division of $138,000, or 10%, partially offset by a decrease in total revenues experienced in our Mace Security Products operations, consisting of our consumer direct electronic surveillance sales, our professional electronic surveillance equipment sales, and our high-end digital vision equipment sales of $196,000, or 7%.

Loss from continuing operations for the fourth quarter of 2010 was approximately $(1.2) million, or ($0.07) per share, compared to a loss from continuing operations of $(2.0) million, or $(0.13) per share, in the fourth quarter of 2009. The decrease in operating loss from continuing operations was primarily due to a decrease in selling, general, and administration (“SG&A”) expenses of $1.2 million as the Company realized savings from the continuation of the Company-wide cost reduction program it began in 2008.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(318,000), or $(0.03) per share, for the three months ended December 31, 2010 and $(1.6) million, or $(0.10) per share, in the same period of 2009. The decrease in loss from discontinued operations is primarily the result of $1.2 million of asset impairment charges that were recorded in the discontinued car wash segment during the fourth quarter of 2009.

Net loss for the three months ended December 31, 2010 was approximately $(1.5) million, or $(0.10) per share, compared to a net loss of approximately $(3.7) million, or $(0.23) per share, for the three months ended December 31, 2009.

Financial Results, Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Total revenues for the year ended December 31, 2010 were $18.4 million, as compared to $18.6 million for the same period in 2009. Overall, revenues remained consistent in 2010 with an increase noted in our personal defense division of $328,000, or 7%, offset by a decrease in total revenues experienced within our Mace Security Products operations, which consists of our consumer direct electronic surveillance sales, professional electronic surveillance sales, and our high-end digital vision equipment sales of $1.4 million, or 12.5%. Additionally, the Company’s wholesale security monitoring operation, acquired in April 2009, recorded revenue for the year ended December 31, 2010 of $3.2 million, compared to $2.3 million recorded from the acquisition date of April 30, 2009 through December 31, 2009.

Loss from continuing operations for the year ended December 31, 2010 was approximately $(9.8) million, or $(0.62) per share, compared to a loss from continuing operations of $(8.1) million, or $(0.50) per share, in the same period in 2009. The increase in operating loss from continuing operations was primarily due to the $4.6 million arbitration award related to the settlement with the Company’s former CEO, partially offset by an overall reduction in SG&A expenses of $3.1 million, or 25%, as the Company realized savings from the continuation of the Company-wide cost reduction program it began in 2008.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(8.3) million, or $(0.53) per share, for the year ended December 31, 2010 and $(2.8) million, or $(0.18) per share, in the same period of 2009. The increase in loss from discontinued operations is primarily the result of recording a non-cash impairment charge of $7.0 million related to intangible assets of the digital media marketing operation as a result of the sale of this operation in 2010.

Net loss for the year ended December 31, 2010 was approximately $(18.1) million, or $(1.15) per share, compared to a net loss of approximately $(11.0) million, or $(0.68) per share, for the year ended December 31, 2009.

The Company’s net book value was $13.9 million, or $0.88 per share, at December 31, 2010. In addition, Mace had $23.0 million in total assets, including $2.6 million of cash and cash equivalents at December 31, 2010.

Conference Call

Mace will conduct a conference call on Monday, April 4, 2011 at 2:00 PM EDT, 11:00 AM PDT. The participant conference call number is (877) 719-8065, conference ID: 52302371. Mace will also be streaming a live webcast with this call. Details will be announced 48 hours prior to the call. There will also be access to a digital recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 52302371. This will be available two hours after the teleconference until April 30, 2011.

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions, projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended December 31,
	2010	2009

Revenues	$5,048	$5,134
Cost of revenues	3,497	3,521

Gross Profit	1,551	1,613
Selling, general, and administrative expenses	2,333	3,541
Arbitration award	10	-
Depreciation and amortization	136	149
Asset impairment charges	260	30

Operating loss	(1,188)	(2,107)

Interest expense, net	17	12
Other expense	(2)	(2)
Loss from continuing operations before income taxes	(1,207)	(2,121)

Income tax benefit	35	95

Loss from continuing operations	(1,172)	(2,026)

Loss from discontinued operations, net of tax	(318)	(1,637)

Net loss	$(1,490)	$(3,663)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.07)	$(0.13)
Loss from discontinued operations	(0.03)	(0.10)
Net loss	$(0.10)	$(0.23)

Weighted average shares outstanding:
Basic and Diluted	15,735,725	16,049,423

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Audited)

	Twelve Months Ended December 31,
	2010	2009

Revenues	$18,395	$18,591
Cost of revenues	12,874	12,998

Gross Profit	5,521	5,593
Selling, general, and administrative expenses	9,568	12,691
Arbitration award	4,610	-
Depreciation and amortization	582	567
Asset impairment charges	485	462

Operating loss	(9,724)	(8,127)

Interest expense, net	51	7
Other income	5	-
Loss from continuing operations before income taxes	(9,770)	(8,134)

Income tax expense	(30)	-

Loss from continuing operations	(9,800)	(8,134)

Loss from discontinued operations, net of tax	(8,298)	(2,817)

Net loss	$(18,098)	$(10,951)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.62)	$(0.50)
Loss from discontinued operations	(0.53)	(0.18)
Net loss	$(1.15)	$(0.68)

Weighted average shares outstanding:
Basic and Diluted	15,749,465	16,202,254

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Audited)

	December 31,
	2010	2009

ASSETS

Current Assets
Cash and cash equivalents	$2,564	$8,289
Short-term investments	-	1,086
Accounts receivable, net	2,119	1,939
Inventories, net	3,273	5,232
Other current assets	1,790	2,078
Assets held for sale	6,330	7,180
Total current assets	16,076	25,804

Property and equipment, net	1,645	3,275

Goodwill	1,982	7,869

Other intangible assets, net	1,767	3,780

Other assets	1,554	1,630
	$23,024	$42,358

LIABILITIES AND EQUITY

Current Liabilities
Current portion of long-term debt and capital lease obligations	$1,378	$109
Accounts payable and accrued expenses	5,073	6,464
Other current liabilities	523	525
Liabilities related to assets held for sale	2,081	2,123
Total current liabilities	9,055	9,221

Long-term debt and capital lease obligations, net of current portion	113	688

Other liabilities	-	461

Stockholders' Equity	13,856	31,988
	$23,024	$42,358

CONTACT:
Mace Security International, Inc.
Sarah Din, MarCom Manager
925-478-4524
sdin@mace.com